TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into on December 31, 2018 (the “Effective Date”) by and between Reed’s, Inc., a Delaware corporation (“Reed’s”) and California Custom Beverage, LLC (“CCB”).

RECITALS

Reed’s and CCB have entered into that certain Asset Purchase Agreement of even date herewith (the “APA”, all terms not defined herein shall have the meanings set forth in the APA) for the purchase of the Purchased Assets. The parties anticipate that Reed’s will need to provide transitional services involving the seconding of employees, insurance coverage and other potential services.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Provision of Services. During the period beginning on the Effective Date and expiring upon January 31, 2019 (the “Service Period”), Reed’s agrees to provide to CCB all of the services set forth in Schedule 1 attached hereto in accordance with the terms and conditions of this Agreement (collectively, the “Services”). The Services shall be provided at cost on a pro-rata basis and shall be promptly reimbursed by CCB upon the five (5) business day anniversary of the delivery of documented evidence of such costs. Except as explicitly agreed by the parties in writing, Reed’s shall have no obligation to provide the Services after the expiration of the Service Period.

2. Standard of Performance. Reed’s covenants and agrees that: (a) it will use its commercially reasonable efforts to cause such Services to be performed in a manner consistent with how Reed’s or Reed’s service providers would perform such Services for Reed’s; (b) it will maintain, in its reasonable discretion and subject to the availability of the Leased Employees (as defined below), sufficient resources to perform its obligations pursuant to this Agreement; and (e) it will cause such Services to be performed in a manner that complies with all applicable statutes, regulations, rules, ordinances, orders, or other actions of any governmental authority, that are applicable to such Services.

3. Employee Leasing Services. To facilitate the provision of the Services and assist in the transition of the Business to CCB, Reed’s will provide to CCB the full business time services of the employees identified on Schedule 7.2 of the APA (such employees, collectively referred to herein as the “Leased Employees”). During the provision of the Services, Reed’s shall (a) use its reasonable efforts to cause each of the Leased Employees or a replacement thereof to continue to be employed by Reed’s, provided that any such replacement shall be capable of performing the functions assigned to the portion of the original Leased Employee, and such replacement shall possess the knowledge and skill set required to perform the Services and (b) direct each of the Leased Employees to comply with the directives and instructions of CCB in the performance of the functions assigned to them by CCB solely in connection with the provision of the Services.

4. Cooperation; Access. The parties shall cooperate with each other in good faith to effectuate the orderly transition of responsibility for the Services from Reed’s to CCB.

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5. Relationship of Parties. Each party is an independent contractor of the other party with respect to the provision of Services hereunder, and neither Reed’s nor CCB shall be considered or deemed to be an agent, employee, joint venturer or partner of the other parties hereto, and no other relationship is intended or created by and between Reed’s and CCB. In no event shall any employees of Reed’s or CCB providing the Services be deemed employees of another party during the Service Period. Reed’s shall be solely responsible for all costs and expenses attributable to providing the Services.

6. Amendments. This Agreement may be amended and any provision of this Agreement may be waived only in a writing executed by the party against whom such waiver or amendment is sought to be enforced.

7. Entire Agreement. This Agreement, the schedules hereto and the APA contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.

8. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

9. Counterparts; Delivery by Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including any electronic signature complying with the U.S. Federal E-SIGN Act of 2000, or by PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The parties have duly executed this Transition Services Agreement as of the date first above written.

REED’S, INC.

By:	/s/ Iris Snyder
Iris Snyder, Chief Financial Officer

California custom beverage, llc

By:	/s/ Chris Reed
Chris Reed, CEO

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Schedule 1 – Services

Continued coverage under that certain Commercial General Liability insurance policy held by Reed’s as of the date hereof.

Additional services as requested in writing such as electrical power supply, water supply, etc.

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